EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-164398, 333-195255, 333-221469, 333-233460, and 333-266594 on Form S-8 of our report dated October 29, 2024, relating to the financial statements of Cellectar Biosciences, Inc. appearing in this Annual Report on Form 10-K/A for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Morristown, New Jersey
October 29, 2024